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                                                                   EXHIBIT 99.2


                             FOR IMMEDIATE RELEASE

Contact:        William L. Perocchi, CFO
                Doubletree Corporation
                (602) 220-6810

                         DOUBLETREE CORPORATION ADOPTS
                            STOCKHOLDER RIGHTS PLAN


        PHOENIX, ARIZONA, SEPTEMBER 2, 1997 -- Doubletree Corporation (NASDAQ:
TREE) (the "Company"), announced that its Board of Directors has today adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.01 per share, of the Company held by stockholders of record as of the close of business on September 11, 1997.

        Each Right initially will entitle stockholders to buy one one-hundredth of a share of preferred stock for $180. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock. The Rights will expire immediately prior to the consummation of the "merger of equals" transaction with Promus Hotel Corporation.

        If any person becomes the beneficial owner of 15% or more of the Company's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of the Company approved by a majority of the independent directors not affiliated with a 15%-or-more stockholder, then each Right not owned by a 15%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, if after any person has become a 15%-or-more stockholder, the Company is involved in a merger or other business combination transaction with another person in which the Company

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does not survive or in which its common stock is changed or exchanged, or sells
50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price. If any person acquires beneficial ownership of between 15% and 50% of the outstanding voting stock, the Board may, in lieu of allowing Rights to be exercised, require each outstanding Right, other than any Rights held by the acquiring person, to be exchanged for one share of Common Stock.

        The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until 10 days (subject to extension) following a public announcement that a 15% position has been acquired.

        Doubletree Corporation is a leading hotel management company and is the exclusive franchisor of Doubletree Hotels, Doubletree Guests Suites, Club Hotels by Doubletree and Red Lion hotel brands.

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